Exhibit 99.1

January 30, 2024

Dear Shareholders,

I’m excited to inform you of a significant achievement at QHSLab: our successful integration with athenahealth’s Electronic Medical Record (EMR) system. This milestone marks a pivotal moment in our growth, opening numerous expansion opportunities.

athenahealth, a leading practice management software, supports over 160,000 medical professionals throughout the United States. Our integration with their EMR system enhances our ability to streamline healthcare management and patient care, significantly easing physicians’ administrative tasks and improving patient coordination.

This strategic collaboration showcases QHSLab’s potential to transform healthcare operations and solidifies our position as an essential tool in the industry. It broadens our market reach, diversifies our client base, and propels us closer to positive cash flow. We are committed to continual innovation and market expansion, confident that these efforts will drive growth and increase shareholder value.

What metrics or indicators are we using to measure the success of the athenahealth EMR integration? We’re focusing on key metrics: the rise in user adoption rates among athenahealth EMR users, decreased administrative time for healthcare providers, improved patient satisfaction scores, increased completed assessments, and growth in practice reimbursements.

How does the integration with athenahealth EMR differentiate QHSLab from competitors?

Integrating athenahealth EMR sets QHSLab apart by offering a seamless, efficient solution that simplifies healthcare practice management. Unlike our competitors, our direct integration reduces administrative workload and enables real-time data management, offering a personalized approach to patient care. This distinct feature positions us uniquely in the digital medicine market.

How does this integration impact QHSLab’s financial projections? Integrating athenahealth EMR is expected to reduce physician adoption friction and therefore, increase the number of new providers using the QHSLab platform, leading to higher subscription and Integrated Service Program (ISP) revenues. Additionally, the integration’s efficiency will likely attract more healthcare practices already using the athenahealth EMR, further driving revenue growth. We are also exploring value added revenue streams to this new integration, including our allergy diagnostics and immunotherapy product line, to enhance financial returns.

What are the plans for further expansions or integrations in the future?

Looking ahead, QHSLab is committed to continuous innovation and expansion. We plan to explore integrations with other major EHR systems to broaden our market reach. Additionally, QHSLab is embracing cutting-edge advancements in technology, particularly in the realms of artificial intelligence (AI) and machine learning. We are significantly enhancing our platform's capabilities by incorporating Microsoft Azure's latest cloud technology, including OpenAI's ChatGPT. Furthermore, we have recently begun to develop using Microsoft Fabric's data warehousing and analytics solutions, released in late 2023. This addition allows us to harness advanced data analysis and management capabilities, ensuring efficient handling of large-scale healthcare data. This integration of Azure's cloud computing power, AI insights from ChatGPT, and the robust data warehousing of Microsoft Fabric collectively empowers us to leverage our ever growing database for large-scale analytics. These technological integrations will be pivotable for our ongoing and future product development, bolstering our current capabilities and positioning QHSLab at the forefront of healthcare technology innovation. We are committed to our long-term vision to enhance the quality of life for individuals and populations by using physician-directed digital medicine, point-of-care solutions, and innovative preventive health technologies, with the following three goals 1) improve patient outcomes; 2) decrease unnecessary waste and non-clinical administrative tasks; and 3) boost practice revenue through reimbursable services.

Please get in touch with us if you have questions or would like more information about this integration. Thank you for your support as we continue to shape the future of medicine.

Warm regards,

Troy Grogan

President and CEO

QHSLab, Inc.

www.qhslab.com